Share Participation Plan    1
Employee Share Participation Plan

dated June 15, 2023

of

MoonLake Immunotherapeutics AG, Zug, Switzerland

Share Participation Plan    2

1.

Share Participation Plan    3
GENERAL TERMS
MoonLake Immunotherapeutics AG is a stock corporation duly organized according to art. 620 ss. of the Swiss Code of Obligation and domiciled in Zug, Switzerland.
With the present Participation Plan, the Company creates an instrument to enable eligible Employees, Consultants and Members of the Board to participate in the Company at favourable conditions.
The purpose of this Participation Plan is to attract and retain the best available personnel and to provide Participants with additional incentive to increase their efforts on behalf and in the best interest of the Company and its subsidiaries. The Participation Plan is intended to accomplish these goals by enabling the Company to grant Shares.
This Participation Plan sets forth the general rules and conditions of the grant of such Shares, whereas the individual Allocation Agreements entered into by the Company and the Participants will contain the specifically agreed terms and conditions of a Share grant.
The terms of this Participation Plan apply upon the acquisition of Shares by eligible Employees and Members of the Board as of the implementation by the Board until the Board decides in its own discretion to terminate this Participation Plan.
2.INTERPRETATIONS
The present Participation Plan is only applicable in its entirety. Neither the eligible person nor third parties might derive any rights from individual provisions that are not in connection with the Participation Plan in its entirety.
3.DEFINITIONS
All person-related language in this Participation Plan refers to both males and females.

Administrator:	shall have the meaning ascribed to it in Section 4.

Share Participation Plan    4

Allocation Agreement:	means the agreement between the Company and a Participant, substantially in the form of Annex 1 .
Articles of Association:	means the articles of association of the Company, as amended from time to time.
Bad Leaver:
means a Participant whose Contractual Relationship is terminated:
a)by the Company or any of its subsidiaries for any reason which justified or would have justified the termination of the employment or director relationship for cause (“aus wichtigem Grund”) within the meaning of article 337 of the Swiss Code of Obligations, or article 337 of the Swiss Code of Obligations by analogy, or such foreign law as may be applicable for determining termination for cause, provided that any reason qualifying as “cause” within article 337 of the Swiss Code of Obligations shall constitute “cause” also for the purposes of any foreign applicable law;
b)by the Company or any of its subsidiaries for the reason that the Participant has violated material provisions of his/her Contractual Relationship; and
c)by the Company or any of its subsidiaries or the Participant where the Participant, at the time of termination, qualified as Good Leaver but where the Company or any of its subsidiaries, after the termination, have become aware of facts that (in the reasonable opinion of the Administrator) would have resulted in the Participant qualifying as Bad Leaver based on para a) or b) above.
provided in such cases, however, that even in the event of an amicable settlement agreement (Aufhebungsvereinbarung) being concluded in lieu of a termination, the Participant shall continue to be a Bad Leaver where the requirements for such qualification pursuant to this definition are met.

Share Participation Plan    5

Board:	means the board of directors of the Company.
Change of Control:	means any transfer of shares in one or a series of related transactions that results in the proposed acquirer (including a shareholder) holding directly, or indirectly through one or more intermediaries, more than 50% of the then issued share capital of the Company or MLTX, whichever occurs first.
Class C Ordinary Share(s)	means Class C ordinary shares (voting shares) of MLTX.
Common Share(s)	means registered common shares with restricted transferability of the Company with a nominal value of CHF 0.10 each.
Company:	means MoonLake Immunotherapeutics AG, Dorfstrasse 29, 6300 Zug, Switzerland, CHE-433.093.536.
Confidential Information:	shall have the meaning ascribed to it in Section 16.
Consultant	means any individual or legal entity which is engaged as a consultant, advisor or service provider of the Company or any of its subsidiaries, excluding individuals which are in an employment relationship with the Company or any of its subsidiaries.
Contractual Relationship:	means the employment relationship, the director relationship or the consultancy relationship between a Participant and the Company or any of its subsidiaries, as the case may be, which was in effect at the Grant Date.

Share Participation Plan    6

Disability:
means permanent and total disability (Invalidität) as defined under the Swiss federal law on the general part of the social security law (ATSG) (Bundesgesetz über den Allgemeinen Teil des Sozialversicherungsrechts [ATSG]) or such foreign law as may be applicable for determining disability.

Eligible Persons:	means all Employees, Members of the Board and Consultants of the Company and its current and future wholly owned subsidiaries who are eligible to acquire Options according to this Participation Plan and its annexes.
Employee:	means any person in an employment relationship with the Company or any of its subsidiaries, other than Members of the Board or Consultants.
Good Leaver:	means a Participant whose Contractual Relationship is terminated by the Company or its subsidiaries or by the Participant, in each case for whatever reason other than for reasons that would qualify the Participant as a Bad Leaver.
Grant Date:	means the date, determined by the Administrator in the Allocation Agreement, on which Shares under this Participation Plan are granted to a Participant.
Leaver Call Options:	shall have the meaning ascribed to it in Section 9.1.
Leaver Call Options Exercise Notice:	shall have the meaning ascribed to it in Section 9.3.
Leaver Shares:	shall have the meaning ascribed to it in Section 9.1.

Share Participation Plan    7

Member of the Board:	means any individual member of the Board of the Company or its subsidiaries.
MLTX	means MoonLake Immunotherapeutics, c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands.
Participant:	means an Eligible Person who actually acquires Shares under the terms and conditions of this Participation Plan.
Participation Plan:	means the present share participation plan, as it may from time to time be amended, restated, supplemented or otherwise modified.
Section:	means a section of this Participation Plan.
Shares:	means Common Shares and Class C Ordinary Shares.
Shareholders’ Agreement	means the Shareholders’ Agreement dated April 5, 2022, between MLTX, the Investors (as such term is defined in the Shareholders’ Agreement), the Founders (as such term is defined in the Shareholders’ Agreement), the Employees (as such term is defined in the Shareholders’ Agreement) and the Company (as such term is defined in the Shareholders’ Agreement) in relation to the Company (as the same may from time to time be amended, restated, supplemented or otherwise modified). It being understood and agreed that such Shareholders’ Agreement will contain, inter alia, transfer restrictions regarding the Shares (including but not limited to lock-up periods, rights of first refusals, purchase rights, drag-along rights) but that the transfer restrictions determined in this Participation Plan shall prevail.
Vesting Period:	shall have the meaning ascribed to it in Section 9.1.

Share Participation Plan    8

Vesting Schedule:	shall have the meaning ascribed to it in Section 9.1.

Share Participation Plan    9

4.ADMINISTRATION OF THE PARTICIPATION PLAN
This Participation Plan shall be administered by the Board or any other corporate body, committee or individual appointed by the Board from time to time (the “Administrator”).
The Administrator shall have full discretional power and authority, subject to the provisions of this Participation Plan, to:
a)select the Participants eligible for receiving Shares under this Participation Plan;

b)grant Shares, on such terms, consistent with the rules of this Participation Plan, as it shall determine in its sole discretion;

c)establish such rules and regulations as it may deem appropriate for the proper administration and operation of the Participation Plan;

d)make such determinations under, and such interpretations of, and to take such steps in connection, with the Participation Plan and the Shares granted thereunder as it considers necessary or advisable; and

e)amend or terminate the Participation Plan in accordance with Section 12.
All decisions, determinations and interpretations of the Administrator regarding the Participation Plan shall be final and binding for the Eligible Persons and the Participants.
5.SIZE AND FUNDING OF THE PARTICIPATION PLAN
The Participation Plan is based on article 4 of the Articles of Association, as amended from time to time. Article 4 currently provides for a conditional increase of the share capital of a maximum of CHF 2’847.20 by the issuance of a maximum of 28’472 Common Shares with a nominal value of CHF 0.10 each. The Participation Plan may furthermore be funded through treasury shares within the meaning of art. 659 of the Swiss Code of Obligations.
6.RIGHT TO PARTICIPATE
The Administrator shall select the Employees, Consultants and Members of the Board who are eligible to participate under this Participation Plan at its

Share Participation Plan    10
sole discretion. It being understood that the Administrator might decide that no one shall be eligible in one or several relevant year(s).
The Administrator shall also determine at its sole discretion about:
a)the number of Shares offered to each specific Eligible Person;
b)the Grant Date;
c)the offered purchase price of the Shares (it being understood that the Shares may also be granted free of charge or in lieu of salary payments);
d)as well as all other parameters of the offered Shares;
all in accordance with the provisions of this Participation Plan.
The participation right of the Eligible Person is personal and non-transferable.
Neither the establishment of this Participation Plan, nor the eligibility to participate, nor the granting of Shares hereunder, nor any (other) action of the Company or the Administrator in connection with this Participation Plan does create any right to any (further) participation or continued employment or mandate of the Company. The election as an Eligible Person as well as the granting of any rights or payments under this Participation Plan is on a voluntary basis, which does not create any right of future participation. Even repeated grants without the reservation of voluntariness shall not create any legal claim for the Eligible Persons and the Participants, neither in respect to their cause nor their amount nor for the past nor for the future.
7.GRANT AND ACQUISITION OF SHARES
The grant of Shares to a Participant under this Participation Plan and the respective terms and conditions thereof shall be evidenced by an Allocation Agreement, substantially in the form of Annex 1 or such other form as the Administrator may determine from time to time, duly signed by the Company and the Participant.
The Administrator shall inform the Eligible Person about the number of offered Shares and the purchase price per Share by sending an Allocation Agreement to the Eligible Person. Simultaneously, the Administrator shall determine and inform the Eligible Person about the deadline until when the Eligible Person might accept the offer.
By returning, the duly completed and duly signed Allocation Agreement to the Company within the deadline set by the Administrator, the Eligible Person irrevocably accepts the grant of the offered Common Shares (to the

Share Participation Plan    11
extent indicated in the Allocation Agreement) and the corresponding number of Class C Ordinary Shares according to the terms and conditions set out in the Allocation Agreement and this Participation Plan.
In particular, by returning the duly completed and duly signed Allocation Agreement the Participant undertakes to pay the purchase price and to acquire the indicated number of Shares at the Grant Date.
The transfer of title takes place at the Grant Date determined by the Administrator if the conditions precedent of grant set out in Section 8 are met.
By signing the Allocation Agreement, the Participant entitles the Company, to the extent necessary, to register the Participant as the owner of the acquired Shares into the shareholders’ register of the Company and MLTX, as the case may be.
No Eligible Person shall have any right or claim under this Participation Plan, unless he/she has specifically been granted Shares based on a counter-signed Allocation Agreement and has thus become a Participant. The promise to grant Shares, or the attribution of Shares in any document other than in an Allocation Agreement shall not be considered as a valid grant of Shares until it is formalized in an Allocation Agreement pursuant to this Participation Plan.
As of the date of signing the Allocation Agreement by the Participant, the terms and provisions of this Participation Plan form an integral part of the employment or director relationship of the Participant with the Company.
8.CONDITIONS PRECEDENT REGARDING THE TRANSFER OF TITLE
Full legal title in the respective Shares (including voting and dividend rights, if any) shall transfer to the Participant at the Grant Date, subject to the fulfilment of the following conditions precedent and unless otherwise agreed upon in the Allocation Agreement or the Participation Plan:
a)the Participant’s Contractual Relationship is not being terminated at the Grant Date; and
b)the Participant has signed the form of accession to the then current Shareholders’ Agreement as Shareholder (as defined in the Shareholders’ Agreement), substantially in the form of Annex 2, as amended from time to time.

Share Participation Plan    12
9.REVERSE VESTING
9.1Vesting Schedule
100% of the Shares granted to a Participant under this Participation Plan shall be considered unvested at the Grant Date and, therefore, be subject to a reverse vesting and respective call option (the «Leaver Call Options») as further set forth in this Section 9 (the «Leaver Shares»).
The Leaver Shares of each Participant shall (reverse) vest over a period of 4 years (the «Vesting Period») as follows (the «Vesting Schedule»):
a)on the first anniversary of the Grant Date, 25% of the Shares shall vest, whereas fractions of Shares shall be rounded down to the next full number;
b)on the second anniversary of the Grant Date, 25% of the Shares shall vest, whereas fractions of Shares shall be rounded down to the next full number;
c)on the third anniversary of the Grant Date, 25% of the Shares shall vest, whereas fractions of Shares shall be rounded down to the next full number;
d)on the fourth and last anniversary of the Grant Date, all Options shall fully vest.
If a Participant, after the Grant Date, ceases to provide services to the Company due to sickness, accident, parental leave or any other voluntary or involuntary leave of absence, vesting of unvested Shares shall be put on hold 90 calendar days after the beginning of such a leave of absence. The vesting shall continue when the Participant resumes his/her services to the Company.
If a Participant reduces his/her workload by more than 30% compared to the workload on the Grant Date, the Vesting Schedule for unvested Shares shall be extended proportionately.
Upon the occurrence of a Change of Control, all Shares which have not vested by virtue of the Vesting Schedule agreed upon in the Allocation Agreement, shall vest and the Leaver Call Options shall lapse.

Share Participation Plan    13
9.2Leaver Call Options
9.2.1Termination of Contractual Relationship as a Good Leaver
If, before the end of the Vesting Period, the Contractual Relationship of the relevant Participant is terminated and the Participant qualifies as a Good Leaver, the Company, or any third party designated by it, shall have an option to purchase all or a pro rata portion of the Leaver Shares that are unvested on the day the termination becomes effective at the nominal value.
9.2.2Termination of Contractual Relationship as a Bad Leaver
If, before the end of the Vesting Period, the Contractual Relationship of the relevant Participant is terminated and the Participant qualifies as a Bad Leaver, the Company, or any third party designated by it, shall have an option to purchase all or a pro rata portion of all Leaver Shares, irrespective of whether they have already vested or not, at nominal value.
9.3Exercise of Leaver Call Options
In the event of a termination of the employment relationship, if the Company, or any third party designated by it, wishes to exercise the Leaver Call Options, the Company, or the third party designated by it, shall notify the relevant Participant (or, as the case may be, their legal successor, receiver, insolvency judge or any other person with the right to act on behalf of the relevant Shareholder or their estate) within 30 calendar days of the effective date of the termination and state in such notice the number of Leaver Shares that the Company, or the third party designated by it, wishes to purchase and the purchase price for such Shares as determined by the Administrator in accordance with Section 9.2 (the «Leaver Call Options Exercise Notice»).
The transfer of the relevant Leaver Shares against payment of the purchase price shall be consummated within 60 calendar days from the date of the Leaver Call Options Exercise Notice.
Each Participant hereby (i) assigns and transfers to the Company, and the Company hereby accepts such assignment and transfer, upon and with effect as of the occurrence of a termination of the Contractual Relationship, in each case, as required to effect a transfer of Shares by such Participant pursuant to this Section 9.

Share Participation Plan    14
10.RESTRICTIONS OF TRANSFER
Any Shares acquired under this Participation Plan are subject to such transfer restrictions as set forth in this Participation Plan, the Articles of Association, the Shareholders’ Agreement, the applicable securities law provisions and by the Board.
The Shares granted under this Participation Plan will be delivered into a blocked custody account with the Company or a designated third party, unless the Administrator orders otherwise.
No Participant shall, except with the prior written consent of the Board and subject to the Helix Call Options (as defined in the Shareholders’ Agreement), Drag-Along (as defined in the Shareholders’ Agreement) and the Triggering Event Options (as defined in the Shareholders’ Agreement), transfer Leaver Shares during the Vesting Period.
No Participant shall pledge, hypothecate, assign by way of security or otherwise create any lien, encumbrances, charges or third party right on any Shares or any right granted under this Participation Plan. The Shares shall remain free and clear of any liens, encumbrances, charges or any other third party rights.

11.TAXATION AND SOCIAL SECURITY
Any social security and similar contributions legally due on the allocation of Shares granted hereunder or on any other realization of income derived from the Shares are shared accordingly to the applicable laws and agreements between the Company and such Participants. To the extent the Company has paid the Participant's share of such contribution, the Participant shall upon demand reimburse the Company the amount so paid. The Company reserves the right to withhold parts of the Participant’s ordinary salary or other remuneration (including Shares issuable or transferable under this Participation Plan) to pay any employee’s contributions to social security, taxes or other duties, if financial means are not provided by the Participant otherwise.
The Company shall disclose any taxable income derived under this Participation Plan in the salary statement (Lohnausweis) as far as the Company is aware of such income, and shall deduct the relevant source tax, if any.

Share Participation Plan    15
To enable the Company to fully disclose any taxable income derived under this Participation Plan, the Participant undertakes to immediately inform the Company about any realization of income derived from the Options or the Shares, which the Company might not be aware of. Such duty includes (among others) to inform the Company about any sale of Shares and about the terms and conditions thereof (including the purchase price).
It is the Participant’s responsibility to adhere to, declare and pay all income, wealth or other taxes incurring by reason of his/her participation in this Participation Plan, according to the tax laws of any state or country in which he/she has a tax obligation. The Company is not responsible for any consequences of incorrect tax declarations.
Any stamp duties and other costs directly related to the issuance and delivery of the Shares, if any, payable by the Company shall be borne by the Company.
12.EFFECTIVE DATE / AMENDMENT AND TERMINATION OF THE PLAN
The Participation Plan has been approved by the Board with retrospective effect as of July 23, 2021.
The Administrator may at any time make amendments and modifications to this Participation Plan as it deems advisable, in its sole discretion, including those amendments that may be necessary or desirable to comply with or conform to applicable tax laws. Furthermore, the Administrator is entitled to terminate this Plan at any time.
The Administrator may issue other employee participation plans, in replacement of this Participation Plan or in parallel to this Participation Plan, at any time and in its sole discretion. It may offer Participants to transfer on a replacement plan even before expiry of this Participation Plan and under such conditions as deemed equitable by the Company.
By signing the Allocation Agreement, the Participant confers power of attorney to any individual member of the Administrator to sign, issue, execute, make and perform on behalf of the Participant such powers, documents, instruments, certificates or acts that seem useful to the proxy in connection with a possible going public of the Company on a recognized securities exchange.
Notwithstanding the foregoing, no such amendment shall impair any of the granted rights of any Participant with respect to any Shares granted before.

Share Participation Plan    16
13.COUNTRY-SPECIFIC AMENDMENTS
With respect to Participants who reside or work outside Switzerland, the Administrator may, in its sole discretion, amend the terms of the Participation Plan or Allocation Agreement with respect to such Participants in order to conform to such terms with the provisions of local law, and the Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or varied provisions.
14.DATA PRIVACY
The Participant acknowledges and agrees that the Company generates, keeps and processes personal data of the Participant for the purposes of administrating this Participation Plan. The Participant further agrees that the Company may disclose personal data to the Company and other group companies and to its advisors or authorities to the extent necessary for the proper administration of this Participation Plan or as permitted by applicable data protection laws.
15.DISCLAIMER
The Participants acknowledge and agree by signing the Allocation Agreement:
a)that the Shares granted under this Participation Plan are granted without protection against future dilutive effects (e.g. issuance of new Shares of the Company);
b)that since the Shares are currently not listed on any stock exchange or traded on any regular market the Shares are illiquid in nature and the Participant may not be able to sell his Shares;
c)that the Company does not provide any warranty or guarantee whatsoever on a positive outcome of the business and/or the value of the Company and its Shares;
d)that the investment is a venture capital investment and the risk of total loss of value regarding the Shares cannot be excluded.

16.MISCELLANEOUS
Any notices to be given to the Company shall be deemed given properly if sent to the Company's head office, and any notice to be given to the Participants shall be deemed given properly if sent to the Participant's personal domicile address or email address, which have been last notified by the Participant to the Company.

Share Participation Plan    17
The Participant agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of any of the terms and conditions of this Participation Plan or the Allocation Agreement (all such information collectively "Confidential Information").
The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the Participant shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.
Each Participant, by signing the Allocation Agreement, undertakes to comply strictly with all applicable laws and regulations, as well as with the Company's insider trading policies and other limitations determined by the Administrator, as in effect from time to time, where relevant.
This Participation Plan, where required, and the Allocation Agreement may be executed and amended in writing or in simple electronic form (e.g. through an electronic signature provider such as DocuSign or AdobeSign or through a scanned copy of the original signature) and be delivered by electronic mail or another transmission method; the counterpart so executed and delivered shall be deemed to have been duly executed and validly delivered and be valid and effective for all purposes.
If at any time any provision of this Participation Plan or any part of thereof is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The invalid or unenforceable provision or part thereof shall be replaced by a valid or enforceable provision, which shall best reflect the original intention and shall to the extent possible achieve the same economic result.
17.GOVERNING LAW AND JURISDICTION
This Participation Plan shall be subject to, and governed by Swiss law (under the exclusion of its private international law statute and international treaties).
Any dispute arising under or in connection with this Participation Plan shall be submitted, to the extent permitted by law, to the exclusive jurisdiction of the ordinary courts at the registered offices of the Company.

Share Participation Plan    18

ANNEX 1     FORM OF ALLOCATION AGREEMENT
This agreement is made by and between
MoonLake Immunotherapeutics AG
Dorfstrasse 29
6300 Zug
Switzerland
(hereinafter the “Company”)
and
[Name of Eligible Person]
[address]
[plc] [place]
(hereinafter the “Eligible Person”)
Preamble
In consideration of the mutual covenants and agreements herein contained, article 4 of the Articles of Association of the Company and pursuant to the Company's share participation plan dated June 15, 2023 which is attached hereto and made a part hereof (the “Participation Plan”), the Company and the Eligible Person agree as follows. Unless defined otherwise herein, terms defined in the Participation Plan shall have the same meanings when used herein.
1.OFFER

The Company hereby offers to the Eligible Person, subject to the terms and conditions contained in this Allocation Agreement and in the Participation Plan, to acquire:

Share Participation Plan    19

Award:
max. [number] Common Shares together with (ii) a number of Class C Ordinary Shares equal to the number of Class A Ordinary Shares (as defined in the Shareholders’ Agreement) the Eligible Person would be entitled to receive based on the Exchange Ratio (as defined the Shareholders’ Agreement) as a result of an Exchange (as defined in the Shareholders’ Agreement)

Purchase Price:	CHF [price] per Common Share
Grant Date:	[Grant Date]
Vesting:	[In accordance with Section 9.1 of the Participation Plan/In deviation to Section 9.1 of the Participation Plan, the Vesting Schedule shall be as follows: […]].
Other Terms:	Pursuant to the provisions of the Participation Plan.
Validity Date of the Offer:	[Date]
2.ACCEPTANCE

The Eligible Person accepts and exercises the right to acquire the following number of Common Shares (i.e. registered common shares with restricted transferability of the Company with a nominal value of CHF 0.10 each) and the following number of Class C Ordinary Shares according to the terms and conditions contained in this Allocation Agreement and in the Participation Plan:

Number of Common Shares to be acquired:	_________________
Number of Class C Ordinary Shares to be acquired:	_________________

Share Participation Plan    20
Furthermore, the Eligible Person accepts to pay the following price for these Shares within [10] calendar days after signing this Allocation Agreement:

Price to be paid for such number of Shares	CHF _____________
By signing this Allocation Agreement, the Eligible Person expresses complete acceptance and understanding of the terms set forth in the Participation Plan, in this Allocation Agreement, in the Articles of Association and in any other document related thereto.
The Eligible Person acknowledges that such Common Shares will be issued from [conditional capital according to Section 4 of the Articles of Association of the Company] [treasury shares within the meaning of art. 659 of the Swiss Code of Obligations].
In particular (including but not limited to), the Eligible Person recognizes the voluntary nature of the offer and the grant and accepts that the present offer and grant may be a one-time event and that no further grants may be made and that the Participation Plan may be amended or terminated by the Administrator at any time. Furthermore, the Eligible Person is aware that the purchase of Shares is optional.
The Eligible Person acknowledges and is fully aware of Section 9.2 of the Participation Plan (i.e. the leaver call options and the right of first refusal of the Company) and the requirement to accede to the current Shareholders’ Agreement.
3.GOVERNING LAW AND JURISDICTION

Section 17 (Governing Law and Jurisdiction) of the Participation Plan is hereby incorporated mutatis mutandis
For MoonLake Immunotherapeutics AG
_______________________    _______________________
Place and Date     Name:
_______________________    _______________________
Place and Date     Name:

Share Participation Plan    21
Understood and agreed by [Name of Eligible Person]
_______________________    _______________________
Place and date    Name:

Share Participation Plan    22

ANNEX 2    FORM OF ACCESSION

This form of accession (the “Declaration”) is made by
[Name of Eligible Person]
[address]
[plc] [place]
(hereinafter the “New Shareholder”)
Preamble
MoonLake Immunotherapeutics (formerly Helix), the Investors, the Founders, the Employees (as such terms are defined in the Shareholders’ Agreement) and MoonLake Immunotherapeutics AG (hereinafter the «Company») have entered into a shareholders’ agreement on April 5, 2022 (hereinafter the “Shareholders’ Agreement”).
Common Shares and Class C Ordinary Shares (as such term is defined in the Shareholders’ Agreement) are about to be transferred or issued to the New Shareholder pursuant to and in accordance with the Company’s Participation Plan dated June 15, 2023 (hereinafter the “Participation Plan”).
Therefore, the New Shareholder confirms and accepts as follows:
1.ACCESSION TO THE SHAREHOLDERS’ AGREEMENT
The New Shareholder confirms that he/she has been supplied with, and has read a copy of, the Shareholders’ Agreement and covenants with each of the Parties (as such term is defined in the Shareholders’ Agreement) to observe, perform and be bound by all the terms of the Shareholders’ Agreement (as the same may from time to time be amended, restated, supplemented or otherwise modified) as an Employee.
2.RESERVATION
The New Shareholder makes the reservation, that the leaver call options of the Company according to the Participation Plan shall prevail the rights of the shareholders according to the Shareholders’ Agreement.
Furthermore, the New Shareholder clarifies, that the Company might exercise its prevailing right of first refusal for its own account as well as fiduciary for a third party or a subsidiary.

Share Participation Plan    23
3.ADDRESS CONFIRMATION
The New Shareholder confirms that his address, for the purposes of section 17.5 of the Shareholders’ Agreement shall be as follows: [Name of Eligible Person], [address], [plc] , [place] .
4.APPLICABLE LAW AND ARBITRATION
This Declaration and the transactions contemplated hereby shall in all respects be governed by and construed in accordance with the substantive laws of Switzerland, excluding the United Nations Convention on Contracts for the International Sales of Goods of 11 April 1980 (CISG).
Any dispute, controversy, or claim arising out of, or in relation to, this Declaration, including the validity, invalidity, breach, or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Arbitration Centre in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The number of arbitrators shall be three. The seat of the arbitration shall be Zurich and the arbitration proceedings shall be conducted in English; provided that evidence may be submitted to the arbitration tribunal in German without translation into English.
Acknowledged and approved by [Name of Eligible Person]
_______________________    _______________________
Place and date    Signature